Exhibit 99.1

Murphy USA Inc. Reports First Quarter 2014 Results

El Dorado, Arkansas, May 5, 2014 – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, announced today financial results for the first quarter ended March  31, 2014.  Key highlights include:

•	Net income of $9.6 million ($0.21 per diluted share) for Q1 2014 compared to $22.0 million ($0.47 per diluted share) for Q1 2013
•	Retail fuel volumes on an average per store month (APSM) basis were up 0.1% year-over-year in the current quarter despite a challenging wholesale price environment
•

Growth of non-tobacco merchandise sales on an average per store month (APSM) basis of 5.3% for the current quarter with gross margin dollars from non-tobacco merchandise on an APSM basis increasing 10.0% for the current quarter

•	Ending balance of $369.4 million in cash and cash equivalents at March 31, 2014 and paid off the remaining $55 million of term loan subsequent to quarter end
•	Addition of 11 stores in the quarter with an additional six sites opened since quarter end, 13 sites currently under construction and plans for an additional 49 by the end of the year

Three-month results

For the three month period ended March 31, 2014, the Company reported net income of $9.6 million or $0.21 per diluted share on revenues of $4.2 billion.  Net income was $22.0 million, or $0.47 per diluted share, for the comparable period in 2013 on revenues of $4.4 billion.  Average retail fuel prices for the first quarter 2014 (including taxes) were $3.23 per gallon versus $3.43 per gallon in the same period of 2013.  Income from continuing operations was $8.8 million or $0.19 per diluted share in Q1 2014 compared to $20.6 million and $0.44 per diluted share in the same period in 2013.    The lower results in continuing operations for the current quarter were primarily driven by lower retail fuel margins partially offset by improved results from the Hereford ethanol plant and higher merchandise gross margin dollars in the current period.  The current quarter includes an after-tax benefit of $10.9 million from a LIFO decrement in the period while the first quarter of 2013 had no comparable adjustment.  Income from discontinued operations in the quarter contains the final adjustments to working capital from the sale of the Hankinson plant resulting in a gain of $0.8 million ($0.02 per diluted share), net of tax, for the current quarter. Cash and cash equivalents at the end of March 2014 were $369.4 million.

“During the first quarter of the year, we generated significant operating cash flows by running our fuel supply chain leaner,”  said President and CEO Andrew Clyde.  “We used a portion of this available cash to make an early payment of $15 million on our term loan at the end of the quarter and paid off the remaining $55 million subsequent to quarter end.  Our retail fuel margin was lower than last year’s first quarter, which included our highest Q1 retail fuel margin in the last 10-year period due to a sharp decline in wholesale prices that did not recur this year.  Our non-tobacco merchandise growth continued to expand significantly and we were able to show positive margin improvements in our tobacco categories despite the continued headwinds of lower sales volumes of cigarette cartons.” said Mr. Clyde.

Adjusted EBITDA (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) was $43.2 million for the three month period ended March 31, 2014, compared to $53.1 million for the same period in 2013.

Total retail fuel volumes were 910.1 million gallons in the 2014 quarter compared to 880.1 million gallons in the comparable 2013 quarter, an overall increase of 3.4%.    Retail fuel volumes sold on an APSM basis were 251,200 gallons in the 2014 period compared to 250,952 gallons in the 2013 period,  an increase of 0.1%.   Retail fuel margins (before credit card expenses) were  6.8 cents per gallon (cpg) in the 2014 quarter compared to 11.0 cpg in the 2013 period, a decrease of 4.2 cpg.  Margins were impacted during the period by a flat to rising wholesale price environment compared to a sharp decline in the prior year quarter.  Total product supply and wholesale margin dollars excluding Renewable Identification Numbers (RINs)  were $32.5 million in the 2014 period compared to $24.3 million in the same period of 2013.  The 2014 amount includes a benefit of $17.8 million related to a LIFO decrement in the current quarter due to a decision to run a leaner fuel supply chain which caused liquidation of inventories that are not expected to be restored at year-end.  Also impacting operating income for the three months ended March 31, 2014, was income generated by the sale of RINs of $17.6 million compared to $13.3 million in the 2013 period.  During the current period, 38 million RINs were sold at an average selling price of $0.47 per RIN.  We use our product supply and wholesale positions to ensure ratable low-cost supply for our retail business and to capture higher total contributions including recognizing a higher level of RINs through blending.

For the current quarter, merchandise revenues were $502.7 million compared to $515.5 million for the 2013 period, a decrease of $12.8 million.  Merchandise margins for the quarter ended March 31, 2014 averaged 14.0% compared to 12.9%  for the same period in 2013, an increase of 1.1% in margin.   Non-tobacco products showed continued increases in both margin dollars and percentage of total sales as certain promotions with candy and beverages among other categories showed favorable results in the current year period.  For the current quarter, total non-tobacco sales dollars increased 8.8% with the largest increases shown in dispensed beverages, general merchandise and alternative snacks while margin dollars increased 13.6% primarily due to increased margins related to candy, dispensed beverage, and beer, wine and liquor.    On an APSM basis, total merchandise sales were down 5.6% with tobacco products down 8.2%,  partially offset by a 5.3% increase in non-tobacco sales.  Total merchandise margin dollars on an APSM basis for the quarter were  up 2.0% with tobacco margin dollars down 2.5%, mostly offset by an increase in non-tobacco margin dollars of 10.0%.  Within the tobacco categories, both smokeless and other tobacco products were up significantly on a  margin basis due to improved execution and inventory management.

Station and other operating expenses were $122.5 million for the quarter ended March 31, 2014, compared to $121.0 million for the same period in 2013.  On an APSM basis, the expenses applicable to retail declined 1.9% period over period.  Excluding credit card expenses, station operating expenses on an APSM basis also declined in the current quarter 1.9% compared to the same period in the prior year.  Credit card expenses were lower on an APSM basis in the current period due in part to lower sales prices and a change in mix of payment types.    The largest area of decrease in other operating expenses during the current quarter was related to environmental expense as the 2013 quarter contained higher charges.  Selling, general and administrative (SG&A) expenses in the current quarter were $28.1 million compared to $32.2 million in the same period of 2013.  The primary reason for the decrease is lower employee related  charges partially offset by $0.6 million of spin-related and other one-time, nonrecurring costs.   Included in the station and other operating expense and SG&A expense totals above are $4.4 million and $4.9 million of combined operating expense and SG&A costs for the three months ended March 31, 2014 and 2013, respectively for product supply and wholesale operations.

In December 2013, the Company closed on the sale of its wholly-owned subsidiary, Hankinson Renewable Energy, LLC which owned and operated the Hankinson, North Dakota ethanol plant.  As a result of this sale, the historical operating results of Hankinson and the gain on the sale were reclassified to discontinued operations for all periods presented.   Discontinued operations generated income of $0.8 million, net of tax of $0.4 million, for the recently completed quarter due to final adjustments to working capital with the buyer.  Operating profits of the Hankinson plant for the first quarter of 2013 were $1.5 million, net of tax.

The Company’s remaining ethanol plant in Hereford, Texas, was profitable for the first quarter of 2014 generating $1.2 million in net income compared to a net loss of $2.9 million in  Q1 2013. The improved results at Hereford in the current quarter were the result of higher crush spreads.

Interest expense is higher in the first quarter 2014 compared to the prior year quarter by $9.0 million due to the issuance in mid-August 2013 of the $500 million Senior Notes and the borrowing of a $150 million term loan under our credit facilities.  As these borrowings did not exist in the prior period, there is a large increase in interest expense resulting from these transactions.

Capital expenditures for continuing operations for the quarter ended March 31, 2014, were $23.7 million compared to $67.5 million in 2013.  Of those capital expenditures, in the current quarter, $19.5 million were for retail growth and $3.5 million spent on retail maintenance items.  The remaining balance of the capital expenditures was in our product supply, ethanol, and corporate areas.  The 2013 quarter contained $41.8 million in expenditures related to a down payment on land to be acquired from Walmart as a part of the December 2012 agreement.  Cash flow from operating activities was  $112.8 million in the current quarter compared to $91.4 million in the same period in 2013.  Free cash flow (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) for the period was $89.1 million compared to $24.0 million in the prior year period.  The large increase in the current period was due to inventory liquidations for the period and lower capital expenditures.

Station Openings

During the first quarter of 2014, Murphy USA opened 11 retail locations.  Through early May 2014, the Company has opened an additional six sites.   With the addition of these stores in the early second quarter of 2014, Murphy USA has 1,220 total locations in operation that include 1,030 Murphy USA sites and 190 Murphy Express sites.  We also have 13 sites currently under construction that will add to our network in the near future and we expect to add an additional 49 sites by the end of the year.  Of these in-process stores, most continue to be our new 1,200 sq. ft. or larger format.

Cash Flow and Financial Resources

For the quarter ended March 31, 2014, cash flow provided by operating activities equaled $112.8 million.  Of this amount, $112.7 million was cash provided by continuing operations.  The increase in cash provided by operating activities over 2013 of $21.4 million was due to net decreases in working capital.  The total cash flow provided by operating activities included $0.1 million of cash flows from discontinued operations in the first quarter of 2014 and a negative $1.3 million in 2013.   Cash flows required by investing activities in the first quarter of 2014 were $23.1 million, which consisted primarily of capital expenditures for property additions (including $1.5 million for land purchases) while the 2013 period used cash of $67.8 million, which was primarily capital expenditures for property additions.  Cash flows used in financing activities were  $15.1 million in the first quarter of 2014 compared to cash used in financing activities of $6.7 million in the 2013 period.

At March 31, 2014, we had $369.4 million in cash and cash equivalents on hand and had no borrowings under our asset-based loan facility, which was put in place with an initial borrowing base limit of $450.0 million in mid-August 2013.  Using March 31, 2014 information, the borrowing base has been recalculated at $327.5 million in April 2014 and remains undrawn.  Total debt at March 31, 2014 of $546.8 million (net of unamortized debt discount) consisted primarily of the $500.0 million in senior unsecured notes due in 2023 and the $55 million remaining amount on our term loan due in 2016 following an early payment of $15 million in the quarter just ended.  In April 2014, subsequent to quarter end, we voluntarily elected to pay off the remainder of the $55 million term loan.

"As we noted in our inaugural Analyst Day presentation, we continue to press forward with persistent execution of our strategy." said Mr. Clyde.   "Our business performed very well on all fronts in the recently completed quarter in a typical Q1 fuel margin environment.  Our strong balance sheet, which includes very low net debt, gives us the flexibility to address any near term opportunities to accelerate organic growth that may present themselves.”

Earnings Call Information

The Company will host a conference call on May 6, 2014, at 10:00 a.m. Central time to discuss first quarter 2014 results.  The conference call number is  1 (877) 359-9508 and the conference number is 26275660. A live audio webcast of the conference call and the earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com).  Online replays of the earnings call will be available through Murphy USA’s web site and a recording of the call will be available through May 8, 2014, by dialing 1(855) 859-2056 and referencing conference number 26275660.

Forward-Looking Statements

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated store openings, fuel margins, merchandise margins, sales of RINs and trends in our operations.  Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties.  Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted  by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants; availability and cost of credit; and changes in interest rates.  Our SEC reports, including our Annual Report on our Form 10-K for the year ended December 31, 2013 (filed February 28, 2014)  and, when available, our Form 10-Q for the three months ended March 31, 2014 contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.  The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Contact: Investors/Media

Tammy L. Taylor (870) 881-6853, Sr. Manager Investor Relations and Corporate Communications

taylotl@murphyusa.com

I

Murphy USA Inc.

Consolidated and Combined Statements of Income and Comprehensive Income

(Unaudited)

	Three Months Ended
	March 31,
(Thousands of dollars except per share amounts)	2014	2013
Revenues
Petroleum product sales (a)	$3,594,347	$3,762,612
Merchandise sales	502,722	515,469
Ethanol sales and other	67,265	79,911
Total revenues	4,164,334	4,357,992
Costs and operating expenses
Petroleum product cost of goods sold (a)	3,500,346	3,641,230
Merchandise cost of goods sold	432,462	448,796
Ethanol cost of goods sold	37,770	61,705
Station and other operating expenses	122,477	120,970
Depreciation and amortization	19,661	18,071
Selling, general and administrative	28,071	32,232
Accretion of asset retirement obligations	297	269
Total costs and operating expenses	4,141,084	4,323,273
Income from operations	23,250	34,719
Other income (expense)
Interest income	15	281
Interest expense	(9,095)	(127)
Gain on sale of assets	170	8
Other nonoperating income	112	17
Total other income (expense)	(8,798)	179
Income before income taxes	14,452	34,898
Income tax expense	5,600	14,344
Income from continuing operations	8,852	20,554
Income from discontinued operations, net of taxes	781	1,493
Net Income	$9,633	$22,047

Earnings per share - basic:
Income from continuing operations	$0.19	$0.44
Income from discontinued operations	0.02	0.03
Net Income - basic	$0.21	$0.47

Earnings per share - diluted:
Income from continuing operations	$0.19	$0.44
Income from discontinued operations	0.02	0.03
Net Income - diluted	$0.21	$0.47

Weighted-average shares outstanding (in thousands):
Basic	46,750	46,743
Diluted	46,884	46,743

Supplemental information:
(a) Includes excise taxes of:	$445,404	$443,277

Murphy USA Inc.

Segment Operating Results

(Unaudited)

(Thousands of dollars, except volume per store month, margins and store counts)	Three Months Ended March 31,
Marketing Segment	2014	2013

Revenues
Petroleum product sales	$3,594,347	$3,762,613
Merchandise sales	502,722	515,469
Other	18,368	14,064
Total revenues	$4,115,437	$4,292,146

Costs and operating expenses
Petroleum products cost of goods sold	3,500,346	3,641,231
Merchandise cost of goods sold	432,462	448,796
Station and other operating expenses	113,815	113,507
Depreciation and amortization	18,629	17,665
Selling, general and administrative	27,626	31,379
Accretion of asset retirement obligations	297	269
Total costs and operating expenses	$4,093,175	$4,252,847

Income from operations	$22,262	$39,299

Other income (expense)
Gain (loss) on sale of assets	170	8
Other nonoperating income (loss)	112	17
Total other income (expense)	$282	$25

Income from continuing operations
before income taxes	22,544	39,324
Income tax expense	8,783	15,937
Income from continuing operations	$13,761	$23,387

Gallons sold per store month	251,200	250,952
Fuel margin (cpg)	6.8	11.0
Fuel margin $ per store month	$16,965	$27,612

Total tobacco sales revenue per store month	$109,283	$118,999
Total non-tobacco sales revenue per store month	$29,477	$27,987
Total merchandise sales revenue per store month	$138,760	$146,986

	Three Months Ended March 31,
	2014	2013
Merchandise margin $ per store month	$19,393	$19,012
Merchandise margin as a percentage of merchandise sales	14.0%	12.9%

Store count at end of period	1,214	1,172
Total store months during the period	3,623	3,507

Murphy USA Inc.

Consolidated and Combined Balance Sheets

	March 31,	December 31,
(Thousands of dollars)	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$369,424	$294,741
Accounts receivable—trade, less allowance for doubtful accounts of $4,456 in 2014 and $4,456 in 2013	212,340	193,181
Inventories, at lower of cost or market	88,900	179,055
Prepaid expenses and other current assets	15,663	15,439
Total current assets	686,327	682,416
Property, plant and equipment, at cost less accumulated depreciation and amortization of $673,764 in 2014 and $655,360 in 2013	1,194,373	1,190,723
Deferred charges and other assets	8,265	8,103
Total assets	$1,888,965	$1,881,242

Liabilities and Stockholders' Equity
Current liabilities
Current maturities of long-term debt	$16,500	$14,000
Trade accounts payable and accrued liabilities	487,770	433,228
Income taxes payable	31,942	72,146
Deferred income taxes	7,789	7,143
Total current liabilities	544,001	526,517
Long-term debt	530,295	547,578
Deferred income taxes	110,376	114,932
Asset retirement obligations	17,605	17,130
Deferred credits and other liabilities	18,508	18,749
Total liabilities	1,220,785	1,224,906

Stockholders' Equity
Preferred Stock, par $0.01, (authorized 20,000,000 shares,
none outstanding)	-	-
Common Stock, par $0.01, (authorized 200,000,000 shares,
46,756,190 and 46,743,633 shares issued and outstanding
at 2014 and 2013, respectively)	468	467
Additional paid in capital (APIC)	550,503	548,293
Retained earnings	117,209	107,576
Total stockholders' equity	668,180	656,336
Total liabilities and stockholders' equity	$1,888,965	$1,881,242

Murphy USA Inc.

Consolidated and Combined Statement of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(Thousands of dollars)	2014	2013
Operating Activities
Net income	$9,633	$22,047
Adjustments to reconcile net income to net cash provided by operating activities
Income from discontinued operations, net of taxes	(781)	(1,493)
Depreciation and amortization	19,661	18,071
Amortization of deferred major repair costs	169	133
Deferred and noncurrent income tax credits	(4,556)	(1,272)
Accretion on discounted liabilities	297	269
Pretax gains from sale of assets	(170)	(8)
Net decrease in noncash operating working capital	84,752	55,205
Other operating activities-net	3,698	(178)
Net cash provided by continuing operations	112,703	92,774
Net cash provided by (required by) discontinued operations	134	(1,335)
Net cash provided by operating activities	112,837	91,439
Investing Activities
Property additions	(23,739)	(67,473)
Proceeds from sale of assets	279	22
Expenditures for major repairs	(728)	(280)
Investing activities of discontinued operations
Sales proceeds	1,097	-
Other	-	(40)
Net cash required by investing activities	(23,091)	(67,771)
Financing Activities
Repayments of long-term debt	(15,000)	(12)
Debt issuance costs	(63)	-
Net distributions to parent	-	(6,707)
Net cash required by financing activities	(15,063)	(6,719)
Net increase in cash and cash equivalents	74,683	16,949
Cash and cash equivalents at January 1	294,741	57,373
Cash and cash equivalents at March 31	$369,424	$74,322

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Adjusted EBITDA for the three months ended March 31, 2014 and 2013.  EBITDA means net income (loss) plus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)).  EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use this Adjusted EBITDA in our operational and financial decision-making, believing that such measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.    Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance.  However, non-GAAP measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended March 31,
(Thousands of dollars)	2014	2013

Net income	$9,633	$22,047

Income taxes	5,600	14,344
Interest expense, net of interest income	9,080	(154)
Depreciation and amortization	19,661	18,071
EBITDA	43,974	54,308

(Income) loss from discontinued operations, net of tax	(781)	(1,493)
Impairment of properties	-	-
Accretion of asset retirement obligations	297	269
Gain on sale of assets	(170)	(8)
Other nonoperating income	(112)	(17)
Adjusted EBITDA	$43,208	$53,059

The Company also considers Free Cash Flow in the operation of its business.  Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period.  Free cash flow is also considered a non-GAAP financial measure.  Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance.  Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Numerous methods may exist to calculate a company’s free cash flow.  As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow.  The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Three Months Ended March 31,
(Thousands of dollars)	2014	2013

Net cash provided by operating activities	$112,837	$91,439
Payments for property and equipment	(23,739)	(67,473)
Free cash flow	$89,098	$23,966